Exhibits
                                                                    Item 6 (a) H
                                                                    Page 1 of 1

                    CAPITALIZATION AND CAPITALIZATION RATIOS

                                 (IN THOUSANDS)




      The actual and pro forma capitalization of GPU, Inc. and Subsidiary Companies at December 31, 2000 is as follows:



                                    ACTUAL           PRO FORMA
                              -----------------    -----------------
                                 AMOUNT     %         AMOUNT     %
                              ----------  -----    ----------  -----
Long-term debt (1)           $4,898,326   48.5    $4,898,326   46.3
Notes payable                 1,480,667   14.7     1,980,667   18.7
Subsidiary-obligated
 trust preferred
 securities                     200,000    2.0       200,000    1.9
Subsidiary-obligated
 mandatorily redeemable
 preferred securities           125,000    1.2       125,000    1.2
Preferred stock (2)              74,982    0.7        74,982    0.7
Common equity                 3,321,050   32.9     3,301,550   31.2
                             ----------  -----    ----------  -----

      Total                 $10,100,025  100.0   $10,580,525  100.0
                             ==========  =====    ==========  =====





(1)   Includes securities due within one year of $981,257.
(2)   Includes securities due within one year of $10,833.